EXHIBIT 5.1

December 16, 2015

Avangrid, Inc.

Durham Hall

52 Farm View Drive

New Gloucester, Maine 04260

Re:	Registration Statement on Form S-8; 1,400,000 shares of
common stock, par value $0.01 per share

Ladies and Gentlemen:

We have acted as special counsel to Avangrid, Inc., a New York corporation (the “Company”), in connection with the registration by the Company of 1,400,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company issuable pursuant to outstanding equity awards awarded under UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan and UIL Holdings Corporation Deferred Compensation Plan and assumed by the Company pursuant to the terms of that certain Agreement and Plan of Merger dated as of February 25, 2015 by and among the Company, UIL Holdings Corporation (“UIL Holdings”), and Green Merger Sub, Inc. (the “Merger Agreement”), pursuant to which the Company has assumed the outstanding equity awards of UIL Holdings under the UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan and UIL Holdings Corporation Deferred Compensation Plan (the “Plans”). The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 16, 2015 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Business Corporation Law of the State of New York and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the holders and have been issued by the

December 16, 2015

Company for legal consideration in excess of par value in the circumstances contemplated by the Plans, assuming in each case that the individual grants or awards under the Plans have been duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law and the Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Business Corporation Law of the State of New York.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP